UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 29, 2005

BEAZER HOMES USA, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	001-12822	54-2086934
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1000 Abernathy Road, Suite 1200

Atlanta Georgia 30328

(Address of Principal

Executive Offices)

(770) 829-3700

(Registrant’s telephone number, including area code)

None

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.06 Material Impairments

Beazer Homes USA, Inc. and its Board of Directors have concluded that substantially all of the goodwill allocated to certain underperforming operations in Indiana, Ohio, Kentucky, and Charlotte, North Carolina is likely to be impaired.  As of March 29, 2005, the affected operations had approximately $131 million of goodwill which was recorded upon the Company’s acquisition of Crossmann Communities (“Crossmann”) in April 2002.  The Company will finalize the exact amount of such impairment and record a non-cash charge in its financial statements filed on Form 10-Q for the quarter ending March 31, 2005 after completing the testing, analysis and review of the forecasts and valuations of the affected entities with its independent third-party valuation specialist.  Any non-cash impairment charges will not impact the Company’s ability to generate cash flow in the future or its compliance with its debt covenants, nor are such charges tax deductible.

This conclusion was reached as part of the Company’s annual long-term strategic planning process which is currently underway.  Concurrently, the Company is conducting its annual impairment testing of goodwill in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 142, Goodwill and Other Intangible Assets.  The Company’s measurement date for purposes of such testing is April 30.  The testing is conducted annually for purposes of assessing the recoverability of goodwill recorded in connection with previously consummated acquisitions.

While the Company remains committed to the Indiana, Ohio, Kentucky and Charlotte, North Carolina markets, they presently suffer from relatively weak local economies and severe price competition, particularly at entry level price points.  The Company has put in place several strategies to broaden its target price points and to reduce its investment in and exposure to the entry level segment in these markets.

Item 7.01 Regulation FD Disclosure

Beazer Homes USA, Inc. issued a press release on March 29, 2005 including additional financial and forward looking data and factors that may impact future results.  This press release is attached hereto as exhibit 99.01

Item 9.01 Financial Statements and Exhibits.

(c)  Exhibits

99.1                           Press release filed by Beazer Homes USA, Inc. on March 29, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BEAZER HOMES USA, INC.

Date: March 29, 2005	By:	/s/ James O’Leary
James O’Leary
Executive Vice President and Chief Financial Officer